Exhibit 10.2

SITE Centers Corp.
3300 Enterprise Parkway
Beachwood, Ohio 44122

February 26, 2021

Retail Value Inc.
PNC Revolver / SITE Centers Guaranty
Amended and Restated Guaranty Fee and Reimbursement Letter

Retail Value Inc.
3300 Enterprise Parkway
Beachwood, Ohio 44122

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of July 2, 2018 (as amended by that certain First Amendment to Credit Agreement, dated as of March 11, 2019, as further amended by that certain Second Amendment to Credit Agreement, dated as of the date hereof, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “PNC Revolver”; defined terms used herein but not defined herein shall have the meanings given to such terms in the PNC Revolver), by and among Retail Value Inc., an Ohio corporation, as borrower (“RVI” or “you”), the lenders from time to time party thereto (the “Lenders”) and PNC Bank, National Association (“PNC Bank”), as administrative agent for the Lenders.

This Amended and Restated Guaranty Fee and Reimbursement Letter (this “Amended and Restated Guaranty Fee and Reimbursement Letter”) shall amend and restate the Guaranty Fee and Reimbursement Letter, dated as of July 2, 2018, by and between RVI and DDR Corp. (now known as SITE Centers Corp.), an Ohio corporation (“SITE Centers”).

To induce PNC Bank to make a commitment to provide the Loans under the PNC Revolver, SITE Centers has entered into that certain Continuing Agreement of Guaranty and Suretyship, dated as of July 2, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), pursuant to which SITE Centers has guaranteed all of the Loans and other Obligations of RVI under the PNC Revolver.  As consideration for the Guaranty, you agree as follows:

a.	On July 2, 2018 and on each anniversary thereof, an annual guaranty commitment fee of 0.200% of the Aggregate Commitments under the PNC Revolver shall be payable to SITE Centers.
b.

For all times (other than those referenced in clause (c) below) when any Loans or Letters of Credit are outstanding under the PNC Revolver, you agree to pay to SITE Centers a fee for the period from and including the date of any such Borrowing to but excluding the date of any prepayment or repayment thereof, computed at a rate per annum equal to five percent (5%) times the average aggregate outstanding daily principal amount of Loans plus the aggregate stated average daily amount of outstanding Letters of Credit. The foregoing fee shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Facility Termination Date.

c.

In the event SITE Centers pays any of the Guarantied Obligations (as defined in the Guaranty) to PNC Bank in accordance with the Guaranty (such amounts, the “Reimbursable Losses”), you shall, within three (3) Business Days after receipt of notice thereof from SITE Centers, pay to SITE Centers an amount in cash equal to such Reimbursable Loss.  In the event that you fail to pay SITE Centers an amount equal to such Reimbursable Loss by such third Business Day (the “Default Date”), you shall thereafter owe SITE Centers an amount equal to the sum of such Reimbursable Loss plus interest which shall accrue from the date of such payment by SITE Centers until repaid by you at a rate per annum equal to the sum of (i) the benchmark rate applicable to the Loans outstanding under the PNC Revolver at such time (which, for clarity, may be the LIBOR Rate, the Alternate Base Rate or any other Benchmark), plus (ii) the corresponding margin (which, for clarity, may be the LIBOR Applicable Margin, the ABR Applicable Margin or other replacement margin) applicable to such Loans when RVI’s Leverage Ratio is greater than or equal to fifty-five percent (55%) (or otherwise greater than or equal to the highest Leverage Ratio level corresponding to an interest rate margin under the PNC Revolver), plus (iii) five percent (5%), plus (iv) the Default Rate.  From and after the Default Date, SITE Centers shall be entitled to exercise and pursue all rights and remedies, or otherwise take any and all actions, available to it under this Amended and Restated Guaranty Fee and Reimbursement Letter, the Loan Documents, pursuant to applicable law available to creditors generally or otherwise.

All fees and other amounts payable hereunder shall be calculated for actual days elapsed on the basis of a 360-day year.

You agree that, once paid, the interest, fees and other amounts or any part thereof payable hereunder shall not be refundable under any circumstances.  All amounts payable hereunder shall be paid in immediately available funds and shall be paid without setoff or deduction of any kind.

You agree that you shall not amend, supplement, amend and restate or otherwise modify or agree to any consent, waiver or forbearance under the PNC Revolver without the prior written consent of SITE Centers, which may be given or withheld in its sole discretion.

You agree to indemnify, defend and hold harmless SITE Centers and its affiliates and their respective officers, directors, agents, employees and representatives (collectively, the “SITE Centers Parties”) against all claims, demands, liabilities, obligations, losses, actions and causes of action, damages, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising under or pursuant to the PNC Revolver, the Guaranty or any of the other Loan Documents that any of the SITE Centers Parties may incur or suffer.  You and your affiliates hereby release SITE Centers and its affiliates from all claims, demands, liabilities, obligations, losses, actions and causes of action, damages, judgments, and costs and expenses arising in connection with any termination of the Guaranty or default thereunder, including in connection with any resulting unavailability or termination of the PNC Revolver.

The right or obligation of any party to pay or advance monies or to pay, satisfy or discharge any other liability or obligation of any other party hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or third party having dealings with any of the parties, it being understood and agreed that the provisions of this Amended and Restated Guaranty Fee and Reimbursement Letter shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

This Amended and Restated Guaranty Fee and Reimbursement Letter may not be amended or waived except by an instrument in writing signed by SITE Centers and you.  This Amended and Restated Guaranty Fee and Reimbursement Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  This Amended and Restated Guaranty Fee and Reimbursement Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Amended and Restated Guaranty Fee and Reimbursement Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

This Amended and Restated Guaranty Fee and Reimbursement Letter is for your and our confidential use only and will not be disclosed by any such party to any person other than such party’s accountants, attorneys, other advisors, investors, and partners and then only on a confidential basis or as required by law or regulatory authority.

In the event that the External Management Agreement (as defined in the PNC Revolver) is terminated or shall otherwise cease to be in full force and effect, RVI shall use its best efforts to cause PNC Bank to release SITE Centers from all of its obligations under the Guaranty; provided that, in the event that SITE Centers is not promptly released from all of its obligations under the Guaranty, upon request of SITE Centers, RVI will provide SITE Centers with cash collateral in an amount equal to the sum of the aggregate principal amount of Loans and stated amount of Letters of Credit outstanding from time to time thereafter under the PNC Revolver.

This Amended and Restated Guaranty Fee and Reimbursement Letter embodies the entire agreement and understanding between SITE Centers and you with respect to the specific matters contained herein and supersedes all prior agreements and understandings relating thereto.

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Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Amended and Restated Guaranty Fee and Reimbursement Letter.

Very truly yours,

SITE CENTERS CORP. (F/K/A DDR CORP.)

By:	/s/ Conor Fennerty
	Name:	Conor Fennerty
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Accepted and agreed to as of
the date first above written:

RETAIL VALUE INC., an Ohio corporation

By:	/s/ Christa Vesy
	Name:	Christa Vesy
	Title:	Executive Vice President, Chief Financial Officer and Treasurer